EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 1, 2004

Contact:          Sonja Tuitele
                  Corporate Communications
                  (720) 562-4984

 WILD OATS MARKETS, INC. COMPLETES $100 MILLION CONVERTIBLE DEBENTURES OFFERING

BOULDER, Colo., June 1, 2004 /PRNewswire/ Wild Oats Markets, Inc. (NASDAQ:
OATS) today announced the completion of its offering of $100.0 million in principal amount of 3.25% Convertible Senior Debentures due May 15, 2034 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The debentures will be convertible into the Company's common stock, at the option of the holders, at an initial rate equivalent to a conversion price of $17.70 per share. The debentures may be redeemed by the Company beginning on May 20, 2011. In addition, the Company has granted the initial purchasers an option to purchase up to an additional $15.0 million principal amount of the debentures.

Wild Oats Markets intends to use proceeds of the offering to accelerate its growth plans and for general corporate purposes, in addition to allocating $25 million of gross proceeds towards the purchase of Company stock, which purchase was executed on May 26, 2004.

This notice does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for the Company, including the anticipated use of proceeds of the offering. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.